UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2010

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-27022	54-1237042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive Roanoke, VA	24019
(Address of principal executive offices)	(Zip Code)

(540) 265-0690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01	Entry into a Material Definitive Agreement

Item 9.01	Financial Statements and Exhibits

                        Signatures

                        Exhibits

Item 1.01. Entry into a Material Definitive Agreement

On February 16, 2010, Optical Cable Corporation (the “Company”) and Valley Bank (the “Bank”) entered into a First Loan Modification Agreement (the “Amended Revolving Loan”) under which the Bank will provide the Company with an extension of the February 28, 2010 termination date of the Company’s existing working capital line of credit (the “Original Revolving Loan”) with the Bank. The Amended Revolving Loan provides for an amended termination date of May 31, 2010 and reduces the amount available under the Original Revolving Loan from $6 million to an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $3,000,000, or (ii) the sum of (x) 85 percent of certain receivables plus (y) 35 percent of certain uninsured foreign receivables (or 100 percent of insured foreign receivables, without duplication and at the Bank’s discretion) up to a maximum amount of $1,500,000 at any one time plus (z) 25 percent of certain inventory (the “Revolving Loan Limit”). Within the Revolving Loan Limit, the Company may borrow, repay, and reborrow, at any time or from time to time until May 31, 2010, the Amended Revolving Loan termination date. The First Loan Modification Agreement also places a floor on the interest rate applicable to borrowings under the Amended Revolving Loan of 4.5%, consistent with what is typical in the current credit environment.

All other terms of the Amended Revolving Loan and other loan documents relating to this transaction remain unchanged.

The Bank has indicated to the Company that the reason it is not renewing the Original Revolving Loan for another year without change was due to the desire of a participating bank to withdraw from the financial arrangement. When the Bank extended the credit facilities to the Company in May 2008, the Bank entered into a separate agreement with another financial institution the “Participating Bank” because the Bank did not have a legal lending limit sufficient to fund all amounts available to the Company. Although the Company’s credit relationship was solely with the Bank, the signatory for all of the loan documents, the Bank relied upon the Participating Bank’s participation in order to extend the financing to the Company. The Participating Bank was later acquired by another financial institution, the “Successor Participating Bank”. In January 2010, the Company was informed that the Successor Participating Bank indicated to the Bank that it was not interested in renewing its role as a participating bank for the Company’s Original Revolving Loan. In response, the Company requested an extension of the Original Revolving Loan, which the Bank has granted by agreeing to the Amended Revolving Loan. This amendment provides the Company with time to seek alternative bank financing for the revolving loan.

The Company entered into other loans with the Bank on May 30, 2008 (together with the Original Revolving Loan, the “Credit Facilities”). In addition to the original $6,000,000 working capital line of credit provide by the Original Revolving Loan, the Credit Facilities also provided for: a $2,240,000 term loan to finance the acquisition of certain North Carolina real property in connection with the acquisition of Superior Modular Products Incorporated (the “North Carolina Real Estate Loan”); a $6,500,000 term loan to refinance an existing loan secured by certain Virginia real property (the “Virginia Real Estate Loan”); and a $2,260,000 term loan to assist with financing of capital expenditures by the Company (the “Capital Acquisitions Term Loan”).

The North Carolina Real Estate Loan and the Virginia Real Estate Loan continue to be in place and are amortizing according to the original agreements without modification. The Capital Acquisitions Term Loan was fully funded at the request of the Company on October 6, 2008 as a precautionary measure amid a growing concern by the Company regarding the stability of the financial institutions in the United States. The Capital Acquisitions Term Loan later was repaid in full during October 2009 with indications from the Bank that the Company’s Revolving Loan would be renewed in February 2010.

The Company is in the process of securing alternative financing for its Amended Revolving Loan, and possibly other components of its Credit Facilities.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

The following is filed as an Exhibit to this Report.

Exhibit No.	Description of Exhibit
4.1	First Loan Modification Agreement dated February 16, 2010 (FILED HEREWITH)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL CABLE CORPORATION

By:	/S/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Senior Vice President and Chief Financial Officer

Dated: February 19, 2010